Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh
	Chief Financial Officer	sbrumbaugh@padillaspeer.com
	763-354-1800	612-455-1754

Arctic Cat Reports Fiscal 2013 First Quarter Results

•	Net sales up 49 percent to $111.3 million, primarily due to strong Wildcat™ ROV sales;

•	Diluted EPS of $0.14 versus a loss of $0.13 in prior-year quarter;

•	Gross profit margin up 114 basis points to 20.2 percent;

•	Company swings to operating profit of $3.1 million, up from a loss of $3.6 million;

•	Raising full-year sales and earnings outlook for fiscal 2013

MINNEAPOLIS, July 26, 2012 – Arctic Cat Inc. (NASDAQ: ACAT) today reported the company swung to net earnings of $2.0 million, or $0.14 per diluted share, for the fiscal first quarter ended June 30, 2012, up from a prior-year net loss of $2.3 million, or a loss of $0.13 per diluted share. Arctic Cat’s net sales for the fiscal 2013 first quarter grew 49 percent to $111.3 million versus net sales of $74.9 million in the same quarter last year.

“We are very pleased to start our new fiscal year with another quarter of outstanding sales and earnings,” said Claude Jordan, Arctic Cat’s president and chief executive officer. “Sales rose across all product lines in the first quarter, led by strong contributions from our new Wildcat pure sport and Prowler side-by-side vehicles, and core ATVs. We continued to leverage higher sales volumes and a lower cost structure to deliver improved profitability in the first quarter.”

Among the highlights of Arctic Cat’s fiscal 2013 first-quarter financial results versus the prior-year quarter:

•	Net sales grew 49 percent, chiefly driven by increased Wildcat and Prowler recreational off-highway vehicle (ROV) sales;

•	Gross margins improved 114 basis points, due to higher volumes;

•	Operating expenses as a percent of sales declined to 17 percent compared to 24 percent;

•	The company reported operating profit of $3.1 million versus a loss of $3.6 million;

•	The company had no long-term debt.

Business Line Results

Sales in Arctic Cat’s all-terrain vehicle (ATV) business rose 93 percent to $73.0 million, up from $37.9 million in the same period last year. The increase was primarily due to strong dealer and customer demand for the all-new Wildcat V-Twin 1000i H.O. pure-sport ROV, as well as Prowler side-by-side utility vehicles and core ATVs.

Arctic Cat Reports Fiscal 2013 First Quarter Results – 2

Commented Jordan: “Wildcat sales are on track to meet our high expectations this fiscal year for the growing ROV market. In addition, with the further reductions achieved in our ATV/ROV inventory in fiscal 2012, dealer inventory is now near optimum levels and we are starting to see increased demand from our dealers.”

In August 2012, Arctic Cat will begin shipping new model year 2013 ATVs/ROVs, including five ATV models and a new limited edition Wildcat 1000 ROV. The new limited Wildcat will offer upgraded styling features, as part of a standard package.

Arctic Cat’s snowmobile sales in the fiscal 2013 first quarter rose 4 percent to $18.0 million, up from $17.4 million in the prior-year quarter. For the 2013 model year, the company is building snowmobiles on its new ProCross™ performance and ProClimb™ mountain chassis platforms, introduced in fiscal 2012, and will continue offering innovative suspension, drive and braking technologies. Arctic Cat is committed to investing in research and development, in order to remain an industry innovation leader and in anticipation of manufacturing its own snowmobile engines in fiscal 2015.

Sales of parts, garments and accessories (PG&A) in the fiscal 2013 first quarter increased 3 percent to $20.4 million versus $19.7 million in the prior-year quarter. Contributing to the growth were accessory sales for the Wildcat ROV. Arctic Cat’s growing line of Wildcat accessories now includes 43 wide-ranging options for riding enjoyment and vehicle customization. Among the top-selling Wildcat accessories are front and rear bumpers, flip up windshields, skid plates and winches.

Company Raises Fiscal 2013 Sales and Earnings Outlook

“We are bullish about our future,” said Jordan. “We expect to generate further revenue and earnings growth by continuing our product development focus and entering new segments that we’re not in today. Our goal for fiscal 2013 is to deliver the highest net earnings in Arctic Cat’s 50-year history.”

In fiscal 2013, Arctic Cat anticipates continued gains in its ATV/ROV business, fueled by the growth potential for the Wildcat and Prowler ROV offerings, and many exciting new products being developed. Additionally, the company remains focused on further enhancing profitability through operational efficiencies and a continued focus on cost controls.

Arctic Cat’s fiscal 2013 outlook includes the following assumptions versus the prior fiscal year: ATV North America industry retail sales flat to up 5 percent; ROV North America industry retail sales up 10 to 20 percent; snowmobile North America industry retail sales flat to up 2 percent; Arctic Cat dealer inventories flat to down 5 percent; operating expense levels that are flat to down slightly as a percent of sales; and increasing cash flow from operations. The company expects gross margins to improve between 20 and 60 basis points in fiscal 2013.

For the fiscal year ending March 31, 2013, Arctic Cat is raising its sales guidance to a range of $662 million to $682 million, an increase of approximately 13 percent to 17 percent versus fiscal 2012. Assuming diluted weighted average shares of 14 million, the company now estimates that fiscal 2013 earnings per diluted share will be in the range of $2.55 to $2.65, an increase of 48 percent to 54 percent compared to fiscal 2012. Previously, the company estimated fiscal 2013 earnings per diluted share of $2.40 to $2.50 on sales of $631 million to $650 million.

Arctic Cat Reports Fiscal 2013 First Quarter Results – 3

Conference Call

A conference call is scheduled for 11 a.m. CT (12 p.m. ET) today. To listen to the live call dial 1-800-762-8795. A live webcast may be accessed through the investor relations section of www.arcticcat.com/corporate. In addition, a telephone replay will be available through August 2, 2012, by dialing 1-800-406-7325, pass code 4552191.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs), recreational off-highway vehicles (ROVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements including statements related to our fiscal 2013 outlook. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales, pricing and sales incentives; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines; interruption of dealer floorplan financing; warranty expenses and product recalls; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of reserves or insured amounts; environmental and product safety regulatory activity; effects of the weather; general economic conditions and political changes; interest rate changes; consumer demand and confidence; and those set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2012, under heading “Item 1A. Risk Factors.” The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Arctic Cat Reports Fiscal 2013 First Quarter Results – 4

FINANCIAL TABLES FOLLOW

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2012	2011
Net Sales
Snowmobile & ATV Units	$90,953	$55,260
Parts, Garments & Accessories	20,358	19,670

Total Net Sales	111,311	74,930
Cost of Goods Sold
Snowmobile & ATV Units	75,556	49,129
Parts, Garments & Accessories	13,276	11,526

Total Cost of Goods Sold	88,832	60,655

Gross Profit	22,479	14,275
Operating Expenses
Selling & Marketing	6,807	6,085
Research & Development	4,478	4,002
General & Administrative	8,074	7,784

Total Operating Expenses	19,359	17,871

Operating Profit(Loss)	3,120	(3,596)
Other Income (Expense)
Interest Income	13	25
Interest Expense	(20)	(2)

Total Other Income (Expense)	(7)	23

Earnings (Loss) Before Income Taxes	3,113	(3,573)
Income Tax Expense (Benefit)	1,105	(1,251)

Net Earnings (Loss)	$2,008	$(2,322)

Net Earnings (Loss) Per Share
Basic	$0.15	$(0.13)

Diluted	$0.14	$(0.13)

Weighted Average Shares Outstanding:
Basic	13,060	18,220

Diluted	13,877	18,220

	June 30,
	2012	2011
Selected Balance Sheet Data:
Cash and Short-term Investments	$17,384	$99,294
Accounts Receivable, net	39,947	32,593
Inventories	140,776	86,521
Total Assets	258,735	282,850
Short-term Bank Borrowings	4,214	—
Total Current Liabilities	115,539	100,310
Long-term Debt	—	—
Shareholders’ Equity	140,430	180,494

Arctic Cat Reports Fiscal 2013 First Quarter Results – 5

	Three Months Ended June 30,
	2012	2011	Change
Product Line Data:
All-Terrain Vehicles	$72,966	$37,899	93%
Snowmobiles	17,987	17,361	4%
Parts, Garments & Accessories	20,358	19,670	3%

Total Sales	$111,311	$74,930	49%

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